Filed Under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement Number 505 - Dated Monday, May 3, 2021
(To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FM52	[]	100.000%	0.950%	[]	Fixed	1.000%	MONTHLY	06/15/2025	06/15/2021	$0.89	Yes	Senior Unsecured Notes
  Redemption Information: Callable at 100% on 5/15/2022 and Monthly thereafter with 30 Calendar Days' Notice.
63743FM60	[]	100.000%	1.650%	[]	Fixed	2.000%	MONTHLY	06/15/2030	06/15/2021	$1.78	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 5/15/2022 and Monthly thereafter with 30 Calendar Days' Notice.
National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, May 3, 2021 through Monday, May 10, 2021
Trade Date: Monday, May 10, 2021 @12:00 PM ET
Settle Date: Thursday, May 13, 2021
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 28, 2020 and Prospectus Supplement Dated: October 30, 2020